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                                                                       Exhibit 5

                                  May 5, 2000



IMPATH Inc.
521 West 57th Street
New York, New York 10019

Dear Sirs:

     We have acted as counsel for IMPATH Inc., a Delaware corporation (the "Company"), in connection with the registration statement on Form S-8 being filed by the Company under the Securities Act of 1933, as amended, with respect to 136,000 shares (the "Shares") of the common stock, $.005 per share par value, of the Company, which have been or are to be offered by the Company pursuant to the Company's Warrants Plan (the "Plan").

     In connection with such registration statement, we have examined such records and documents and such questions of law as we have deemed appropriate for purposes of this opinion. On the basis of such examination, we advise you that, in our opinion, the Shares have been duly and validly authorized and, when issued and paid for in accordance with the terms of the Plan and the warrants duly granted thereunder, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the aforesaid registration statement.

                         Very truly yours,

                         /s/  TORYS

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